EXHIBIT 3.2

AMENDMENTS TO THE BYLAWS OF

ESCALON MEDICAL CORP.

Article 26, Article 27 and Article 28 are amended and restated to read in their entirety as follows:

“ARTICLE 26

SHARES; SHARE CERTIFICATES

SECTION 26.1

(a) Shares of any or all of the Corporation’s classes or series of capital stock, or any part thereof, may be evidenced by certificates for shares of stock, in such form as the Board of Directors may from time to time prescribe, or may be issued in uncertificated form. The issuance of shares in uncertificated form shall not affect shares already represented by a certificate until the certificate is surrendered to the Corporation. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical. The Corporation shall issue to any holder of uncertificated shares who so requests share certificates representing shares registered in the holder’s name.

(b) In the case of certificated shares, each certificate for shares of the Corporation’s capital stock shall be numbered and registered in a share register as it is issued, shall state that the Corporation is incorporated under the laws of the Commonwealth of Pennsylvania, shall bear the name of the registered holder, the number and class of shares represented thereby and the par value of each share represented by the certificate or a statement that such shares are without par value, as the case may be, shall be signed by the President or any Vice President of the Corporation and the Secretary, any Assistant Secretary or the Treasurer of the Corporation or any other person properly authorized by the Board of Directors and shall bear the seal of the Corporation, which seal may be a facsimile engraved or printed. Where the certificate is signed by a transfer agent or a registrar, the signature of any corporate officer on such certificate may be a facsimile engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed on, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, the certificate may nevertheless be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

(c) In the case of uncertificated shares, within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on stock certificates pursuant to the Pennsylvania Business Corporation Law of 1988, as amended, or a statement that the Corporation will furnish without charge to each shareholder who so requests a full or summary statement of the designations, voting rights, preferences, limitations and special rights of each class of stock or series thereof and the authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations and special rights of each class of stock or series thereof.

ARTICLE 27

TRANSFER OF SHARES

SECTION 27.1 Transfers of shares of capital stock of the Corporation shall be made only on the share transfer books of the Corporation by the holder of record thereof or by his or her attorney thereunto authorized by the power of attorney duly executed and filed with the Secretary of the Corporation or the transfer agent thereof, and (i) in the case of certificated shares, only on surrender of the certificate or certificates representing such shares, properly endorsed or accompanied by a duly executed stock transfer power, or (ii) in the case of uncertificated shares, upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares. The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of             shares of capital stock of the Corporation. Except as otherwise provided pursuant to Section 6.2 hereof, a transferee of shares of the Corporation shall not be a record holder of such shares entitled to the rights and benefits associated therewith unless and until the share transfer has been recorded on the share transfer books of the Corporation. No transfer shall be made if it would be inconsistent with the provisions of Article 8 of the Pennsylvania Uniform Commercial Code.

ARTICLE 28

LOST CERTIFICATES

SECTION 28.1 Where a shareholder of the Corporation alleges the loss, theft or destruction of one or more certificates for shares of the Corporation and requests the issuance of a substitute certificate therefor, the Board of Directors may direct a new certificate of the same tenor and for the same number of shares to be issued to such person upon such person’s making of an affidavit in form satisfactory to the Board of Directors setting forth the facts in connection therewith, provided that prior to the receipt of such request the Corporation shall not have either registered a transfer of such certificate or received notice that such certificate has been acquired by a bona fide purchaser. When authorizing such issue of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such person’s heirs or legal representatives, as the case may be, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such form and sum and with surety or sureties, with fixed or open penalty, as shall be satisfactory to the Board of Directors, as indemnity for any liability or expense that it may incur by reason of the original certificate remaining outstanding. In lieu of issuing a new certificate, the Board of Directors may direct that the certificate alleged to be lost, stolen or destroyed be replaced by uncertificated shares pursuant to procedures consistent with the foregoing provisions.”